Exhibit 97.1

CULLINAN ONCOLOGY, INC.

Policy for Recoupment of Incentive Compensation

I. Introduction

In accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder, and Rule 5608 of the listing standards of the Nasdaq Stock Market LLC, the Board of Directors (the “Board”) of Cullinan Oncology, Inc. (the “Company”) has adopted a policy (the “Policy”) providing for the Company’s recoupment of certain incentive-based compensation received by Covered Executives (as defined below) in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws. This Policy applies to incentive-based compensation received by a Covered Executive (as defined below) (i) after beginning service as a Covered Executive, (ii) who served as a Covered Executive at any time during the performance period for such incentive-based compensation, (iii) while the Company had a class of securities listed on a national securities exchange or a national securities association, and (iv) during the three-year period described in Section 6 below.

II. Administration

Administration and enforcement of this Policy is delegated to the Compensation Committee of the Board (the “Committee”). The Committee shall make all determinations under this Policy in its sole discretion. Determinations of the Committee under this Policy need not be uniform with respect to any or all Covered Executives and will be final and binding.

III. Effective Date

This Policy shall be effective as of December 1, 2023 (the “Effective Date”) and shall apply only to Covered Compensation (as defined below) that is received by Covered Executives on or after October 2, 2023, except as otherwise agreed to by any Covered Executive.

IV. Covered Executives

This Policy covers each current or former officer of the Company subject to Section 16 of the Exchange Act, as amended (each, a “Covered Executive”).

V. Covered Compensation

This Policy applies to any cash-based and equity-based incentive compensation, bonuses, and awards that are received by a Covered Executive and that was granted, earned, or vested based, wholly or in part, upon the attainment of any financial reporting measure (“Covered Compensation”). For the avoidance of doubt, none of the following shall be deemed to be Covered Compensation: base salary, a bonus that is paid solely at the discretion of the Committee or Board and not paid from a bonus pool determined by satisfying a financial reporting measure performance goal, a bonus paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period, non-equity incentive plan awards earned solely upon satisfying one or more strategic measures, or operational measures, and cash or equity-based awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and vesting is contingent solely upon completion of a specified employment period and/or attaining one or more nonfinancial reporting measures. This Policy shall apply to any Covered Compensation received by an employee who served as a Covered Executive at any time during the performance period for that Covered Compensation.

VI.
Financial Restatements; Recoupment

In the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (such an accounting restatement, a “Restatement”), the Committee shall review the Covered Compensation received by a Covered Executive during the three-year period preceding the Required Financial Restatement Date (as defined below) as well as any transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years. Regardless of whether the Company filed the restated financial statements, the Committee shall, to the full extent permitted by governing law, seek recoupment of any Covered Compensation, whether in the form of cash or equity, received by a Covered Executive (computed without regard to any taxes paid), if and to the extent:

a.
the amount of the Covered Compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a Restatement; and

b.
the amount of the Covered Compensation that would have been received by the Covered Executive had the financial results been properly reported would have been lower than the amount actually awarded (any such amount, “Erroneously-Awarded Compensation”).

To the extent Covered Compensation was based on the achievement of a financial reporting measure, but the amount of such Covered Compensation was not awarded or paid on a formulaic basis, the Committee shall determine the amount, if any, of such Covered Compensation that is deemed to be Erroneously-Awarded Compensation. For incentive-based compensation based on stock price or total shareholder return (“TSR”), where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (A) The amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or TSR upon which the incentive-based compensation was received; and (B) The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange or association.

Recoupment of Covered Compensation is required regardless of whether the Covered Executive engaged in any misconduct and regardless of fault, and the Company’s obligation to recoup Erroneously-Awarded Compensation is not dependent on whether or when any restated financial statements are filed.

The “Required Financial Restatement Date” is the earlier to occur of:

a.
the date the Board, a committee of the Board, or any officer or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or

b.
the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.

A Covered Executive will be deemed to have received Covered Compensation in the Company’s fiscal period during which the financial reporting measure specified in the award is attained, even if the Covered Executive remains subject to additional payment conditions with respect to such award.

VII.
Method of Recoupment

The Committee will determine, in its sole discretion, the method for recouping Erroneously-Awarded Compensation, which may include the following, or other measures that the Committee may deem appropriate:

a.
requiring reimbursement of cash incentive compensation previously paid;

b.
cancelling or rescinding some or all outstanding vested or unvested equity (and/or equity-based) awards;

c.
adjusting or withholding from unpaid compensation or other set-off to the extent permitted by applicable law; and/or

d.
reducing or eliminating future salary increases, cash-based or equity-based incentive compensation, bonuses, awards or severance.

VIII.
Impracticability Exceptions

The Committee shall not seek recoupment of any Erroneously-Awarded Compensation to the extent it determines that:

a.
the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount of Erroneously-Awarded Compensation to be recovered;

b.
recovery would violate home country law where that law was adopted prior to November 28, 2022; and/or

c.
recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Company employees, to fail to meet the requirements of Sections 401(a)(13) and 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

IX.
No Indemnification

For the avoidance of doubt, the Company shall not indemnify any Covered Executive against the loss of any Erroneously-Awarded Compensation or any Covered Compensation that is recouped pursuant to the terms of this Policy, or any claims relating to the Company’s enforcement of its rights under this Policy. Neither shall the Company advance expenses in connection with any enforcement of this Policy, including paying or reimbursing such Covered Executive for insurance premiums to cover potential obligations to the Company under this Policy.

X.
Severability

If any provision of this Policy or the application of any such provision to any Covered Executive is adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

XI.
Amendments

The Committee may amend, modify or terminate this Policy in whole or in part at any time and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws and regulations.

XII.
No Impairment of Other Remedies

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company may have, the Company’s ability to enforce, without duplication, the recoupment provisions set forth in any separate Company policy or in any Company plan, program or agreement (each, a “Separate Recoupment Policy” and collectively, the “Separate Recoupment Policies”), or any actions that may be imposed by law enforcement agencies, regulators or other authorities. Notwithstanding the foregoing, in the event that there is a conflict between the application of this Policy to a Covered Executive in the event of a Restatement and any additional recoupment provisions set forth in a Separate Recoupment Policy to which a Covered Executive is subject, the provisions of this Policy shall control. The Company may also adopt additional Separate Recoupment Policies in the future or amend existing requirements as required by law or regulation. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer; however, any required recovery under that provision shall not duplicate any recovery under this Policy unless required by law.

XIII.
Required Filings

The Company shall make any disclosures and filings with respect to this Policy that are required by law, including as required by the Securities and Exchange Commission.

Adopted by the Company’s Board of Directors September 12, 2023, with an effective date of December 1, 2023.